Exhibit 99.1

Bob Brand
972-281-5335
bob.brand@kcc.com
KIMBERLY-CLARK ANNOUNCES YEAR-END 2016 RESULTS AND 2017 OUTLOOK
DALLAS, January 24, 2017-Kimberly-Clark Corporation (NYSE: KMB) today reported year-end 2016 results and provided its 2017 outlook and related key planning assumptions.
Executive Summary

•
Fourth quarter 2016 net sales of $4.5 billion were even with the prior year. Organic sales increased 1 percent, including 3 percent growth in developing and emerging markets. Changes in foreign currency exchange rates reduced sales by 1 percent.

•
Diluted net income per share for the fourth quarter was $1.40 in 2016 and $0.91 in 2015. The comparison benefited from cost savings and a charge in 2015 related to deconsolidating the company’s Venezuelan business at the end of 2015.

•	Full-year diluted net income per share was $5.99 in 2016 and $2.77 in 2015.

•	Fourth quarter adjusted earnings per share were $1.45 in 2016 and $1.42 in 2015. Adjusted earnings per share exclude certain items described later in this news release.

•	Full-year adjusted earnings per share were $6.03 in 2016, up 5 percent compared to $5.76 in 2015. The company’s previous guidance for adjusted earnings per share was $5.95 to $6.05.

•	Full-year 2016 cash provided by operations was $3.2 billion, up 40 percent year-on-year.

•	Net sales in 2017 are expected to be similar to 2016, including organic sales growth of approximately 2 percent. Diluted net income per share for 2017 is anticipated to be $6.20 to $6.35.

•
The company’s Board of Directors has approved a 5.4 percent increase in the quarterly dividend, taking the dividend to 97 cents per share, up from 92 cents per share in 2016. This is the 45th consecutive annual increase in the company’s dividend. The dividend will be payable on April 4, 2017, to stockholders of record on March 10, 2017.

Chairman and Chief Executive Officer Thomas J. Falk said, “Our full-year results were consistent with our previous outlook. While we experienced a challenging economic and competitive environment in 2016, our market share positions remained broadly healthy. We also achieved record cost savings, which helped us improve our margins and deliver bottom-line earnings in line with our guidance for the year. In addition, we generated strong cash flow and returned $2.1 billion to shareholders through dividends and share repurchases.”
Falk added, “Looking to 2017, we will execute our Global Business Plan strategies in what we expect will be a continued difficult environment. Our teams will invest in innovation, marketing and targeted growth initiatives to keep our brands strong and help us compete effectively. We will also continue to manage our company with financial discipline, with a focus on cost savings, cash flow and shareholder-friendly capital allocation. We remain optimistic about our opportunities to create long-term shareholder value.”
Fourth Quarter 2016 Operating Results
Sales of $4.5 billion in the fourth quarter of 2016 were even with the year-ago period. Organic sales were up 1 percent, as volumes increased 2 percent, while the combined impact of changes in net selling prices and product mix reduced sales by 1 percent. Changes in foreign currency exchange rates lowered sales 1 percent.
Fourth quarter operating profit was $839 million in 2016 and $630 million in 2015. Results in 2015 included $108 million of charges for the Venezuelan deconsolidation. Adjusted operating profit of $859 million in the fourth quarter of 2016 increased 10 percent compared to $779 million in the year-ago period. Items excluded from adjusted operating profit are described later in this release.
The year-over-year operating profit comparison included benefits from $140 million in cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $25 million of savings from the 2014 Organization Restructuring. Input costs decreased $5 million, driven by lower fiber costs. Negative foreign currency translation effects reduced operating profit by $5 million. Other manufacturing-related cost increases and foreign currency transaction effects also negatively impacted the operating profit comparison.
The fourth quarter effective tax rate was 35.7 percent in 2016 compared to 45.1 percent in 2015, which included the impact of a $49 million charge as a result of an updated assessment of uncertain tax positions. The fourth quarter adjusted effective tax rate was 35.4 percent in 2016 and 30.6 percent in 2015. The full-year 2016 effective tax rate and adjusted effective tax rate of 30.6 percent and 30.7 percent, respectively, were both relatively consistent with the company’s previous estimate for a rate approximately at the low end of the 30.5 to 32.5 percent range.
Kimberly-Clark’s share of net income of equity companies in the fourth quarter was $29 million in 2016 and $37 million in 2015. At Kimberly-Clark de Mexico, results were impacted by a weaker Mexican peso and higher input costs, partially offset by benefits from organic sales growth and cost savings.
Cash Flow and Balance Sheet
Cash provided by operations in the fourth quarter of 2016 was $871 million, up 31 percent versus $665 million in the year-ago period. Full-year cash provided by operations was $3,232 million in 2016, an increase of 40 percent compared to $2,306 million in 2015. The increase was driven by improved working capital and lower pension contributions. Full-year defined benefit pension plan contributions were $108 million in 2016 and $485 million in 2015.
Capital spending for the fourth quarter was $189 million in 2016 and $258 million in 2015. Full-year spending was $771 million in 2016 and $1,056 million in 2015. Fourth quarter 2016 share repurchases were 1.9 million shares at a cost of $225 million, bringing full-year repurchases to 6.0 million shares at a cost of $750 million. Total debt was $7.6 billion at the end of 2016 and $7.8 billion at the end of 2015.
Fourth Quarter 2016 Business Segment Results
Personal Care Segment
Fourth quarter sales of $2.2 billion increased 1 percent. Volumes increased 3 percent, while the combined impact of changes in net selling prices and product mix reduced sales 1 percent. Changes in currency rates reduced sales 1 percent. Fourth quarter operating profit of $495 million increased 5 percent. The comparison benefited from cost savings, partially offset by manufacturing-related cost increases and unfavorable currency effects.
Sales in North America increased 1 percent. Volumes were up 2 percent, while net selling prices were off 1 percent. Child care and adult volumes each rose high-single digits, with benefits from category growth and innovations launched in the last 12 months. Baby wipes volumes increased mid-single digits and market shares improved. Huggies diaper volumes were down high-single digits compared to mid-single digit growth in the year-ago period, as comparisons were impacted by the timing of promotion shipments and lower category demand.
Sales in developing and emerging markets increased approximately 1 percent despite a 4 point drag from unfavorable currency rates. Volumes increased 5 percent, while the combined impact of changes in net selling prices and product mix reduced sales 1 percent. The volume increase included gains in China, Eastern Europe and Central America, while volumes declined in Argentina and Brazil. Net selling prices increased in Latin America, primarily in Argentina, but decreased in China.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 1 percent due to favorable currency rates.
Consumer Tissue Segment
Fourth quarter sales of $1.5 billion decreased 1 percent, as currency rates were unfavorable 1 percent. Fourth quarter operating profit of $295 million increased 13 percent. The comparison benefited from cost savings and input cost deflation, partially offset by slightly lower net selling prices and unfavorable currencies.
Sales in North America were essentially even with year-ago levels. Volumes were up slightly year-on-year, including an increase in paper towels, compared to 8 percent growth in the base period. Net selling prices were down slightly.
Sales in developing and emerging markets decreased 3 percent. Volumes fell 4 percent, while net selling prices improved 1 percent.
Sales in developed markets outside North America fell 1 percent, including a 4 point drag from unfavorable currency rates. Volumes were up 3 percent, mostly in Australia and Western/Central Europe.

K-C Professional (KCP) Segment
Fourth quarter sales of $0.8 billion were essentially even year-on-year. Volumes increased 1 percent, while changes in currency rates reduced sales 1 percent. Fourth quarter operating profit of $146 million decreased 7 percent. The comparison was impacted by input cost inflation and higher marketing, research and general spending, partially offset by organic sales growth and cost savings.
Sales in North America increased 1 percent. Volumes rose 2 percent, with growth in most product categories, while net selling prices declined 1 percent.
Sales in developing and emerging markets increased about 5 percent despite an approximate 2 point drag from currency rates. Net selling prices rose 4 percent and volumes were up 2 percent.
Sales in developed markets outside North America were down 3 percent, including a 2 point negative impact from changes in currency rates. Net selling prices fell 2 percent, while product mix improved 1 percent.
Full Year 2016 Results
Sales of $18.2 billion decreased 2 percent compared to the year-ago period, as changes in foreign currency exchange rates reduced sales by about 4 percent. Organic sales rose approximately 2 percent due to higher volumes.
Operating profit was $3,317 million in 2016 versus $1,613 million in 2015. Results in 2015 included $1,358 million of pension settlement charges and $153 million of charges related to the company’s Venezuelan operations. Adjusted operating profit of $3,341 million in 2016 increased 4 percent compared to $3,210 million in 2015. Results in 2016 included benefits from organic sales growth, $435 million of FORCE cost savings and $70 million of savings from the 2014 Organization Restructuring. In addition, input costs were $65 million lower. Translation effects due to changes in foreign currency exchange rates lowered operating profit by $90 million and transaction effects also negatively impacted results.
Diluted net income per share was $5.99 in 2016 and $2.77 in 2015. Adjusted earnings per share of $6.03 in 2016 increased 5 percent versus $5.76 in 2015.
2014 Organization Restructuring
In October 2014, Kimberly-Clark initiated a restructuring program in order to improve organization efficiency and offset the impact of stranded overhead costs resulting from the spin-off of the company’s health care business. The restructuring was intended to improve underlying profitability and increase flexibility to invest in targeted growth initiatives, brand building and other capabilities critical to delivering future growth.
Charges for the restructuring were completed at the end of 2016, as expected. Total costs were $164 million after tax ($231 million pre-tax) compared to the original estimate of $130 to $160 million after tax ($190 to $230 million pre-tax). The company achieved its total restructuring savings objective one year ahead of target, as annualized pre-tax savings from the restructuring amounted to $140 million through the end of 2016 compared to the original estimate for savings of $120 to $140 million by the end of 2017.

2017 Outlook and Key Planning Assumptions
The company’s key planning and guidance assumptions for 2017 are as follows:

•	Net sales similar to the prior year.

•	Organic sales growth of approximately 2 percent, driven by higher volumes. Net selling prices and product mix expected to be similar, or up slightly, year-on-year.

•	Negative foreign currency exchange rate impact of 2 percent.

•	Operating profit up 2 to 4 percent compared to adjusted operating profit in 2016.

•	Cost savings of at least $400 million from the company’s FORCE program.

•	Negative foreign currency translation effects of 2 percent. Currency transaction effects are also anticipated to negatively impact comparisons.

•
Impact of changes in key cost inputs between $50 and $200 million of inflation, primarily due to inflation in international markets. The company is assuming North American market prices of $830 to $850 per metric ton for eucalyptus pulp and $50 to $60 per barrel for oil.

•	Interest expense down slightly compared to 2016.

•	Effective tax rate similar to 2016’s adjusted effective tax rate of 30.7 percent.

•	Net income from equity companies expected to decline due to lower income at K-C de Mexico as a result of a weaker Mexican peso.

•	Diluted net income per share of $6.20 to $6.35 compared to $5.99 in 2016, and up 3 to 5 percent versus adjusted earnings per share of $6.03 in 2016.

•	Capital spending of $850 to $950 million.

•	Defined benefit pension plan contributions of up to $100 million.

•	Dividend increase of 5.4 percent (approved by the Board of Directors and mentioned previously in this release).

•	Share repurchases between $800 and $1,000 million, subject to market conditions.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted other (income) and expense, net

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2014 Organization Restructuring. See previous discussion in this news release.

•
Venezuelan operations. In the first quarter of 2015, following the Venezuelan government’s elimination of the SICAD II exchange rate, the company recorded a charge for remeasuring the local currency balance sheet in Venezuela at the SIMADI floating exchange rate. In the fourth quarter of 2015, the company recorded a charge related to deconsolidating the company’s Venezuelan business at the end of 2015. In the second quarter of 2016, the company recorded a modest amount of income related to an updated assessment of the impact of the deconsolidation.

•
Pension settlement charges. In 2015, the company started to offer a lump-sum pension benefit payout option for certain plan participants. In addition, Kimberly-Clark purchased group annuity contracts that transferred to two insurance companies the pension benefit obligations for certain Kimberly-Clark retirees. As a result, the company recognized pension settlement charges in 2015, mostly in the second quarter.

•
Uncertain tax positions. In the fourth quarter of 2015, the company recognized a charge, related to prior years, as a result of an updated assessment of uncertain tax positions for certain international operations.

•	Turkey Restructuring. In 2015, the company initiated actions to restructure its business in Turkey, including the closing of a manufacturing facility.
The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the charges that are used in calculating these non-GAAP financial measures.
This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CST) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark and its well-known global brands are an indispensable part of life for people in more than 175 countries. Every day, nearly a quarter of the world's population trust K-C brands and the solutions they provide to enhance their health, hygiene and well-being. With brands such as Kleenex, Scott, Huggies, Pull-Ups, Kotex and Depend, Kimberly-Clark holds No. 1 or No. 2 share positions in 80 countries. To keep up with the latest K-C news and to learn more about the company's 145-year history of innovation, visit www.kimberly-clark.com.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors, such as currency rates and exchange risks, cost savings and reductions, raw material, energy and other input costs, competition, market demand and economic and political conditions, that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2015 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended December 31
	2016	2015	Change
Net Sales	$4,544	$4,539	+0.1%
Cost of products sold	2,866	2,913	-1.6%
Gross Profit	1,678	1,626	+3.2%
Marketing, research and general expenses	821	857	-4.2%
Other (income) and expense, net	18	139	-87.1%
Operating Profit	839	630	+33.2%
Interest income	2	5	-60.0%
Interest expense	(81)	(76)	+6.6%
Income Before Income Taxes and Equity Interests	760	559	+36.0%
Provision for income taxes	(271)	(252)	+7.5%
Income Before Equity Interests	489	307	+59.3%
Share of net income of equity companies	29	37	-21.6%
Net Income	518	344	+50.6%
Net income attributable to noncontrolling interests	(13)	(11)	+18.2%
Net Income Attributable to Kimberly-Clark Corporation	$505	$333	+51.7%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.41	$0.92	+53.3%
Diluted	$1.40	$0.91	+53.8%

Cash Dividends Declared	$0.92	$0.88	+4.5%

Common shares outstanding	December 31
	2016	2015
Outstanding shares as of	356.6	360.9
Average diluted shares for three months ended	359.6	364.5

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Twelve Months Ended December 31
	2016	2015	Change
Net Sales	$18,202	$18,591	-2.1%
Cost of products sold	11,551	11,967	-3.5%
Gross Profit	6,651	6,624	+0.4%
Marketing, research and general expenses	3,326	3,443	-3.4%
Other (income) and expense, net	8	1,568	-99.5%
Operating Profit	3,317	1,613	+105.6%
Interest income	11	17	-35.3%
Interest expense	(319)	(295)	+8.1%
Income Before Income Taxes and Equity Interests	3,009	1,335	+125.4%
Provision for income taxes	(922)	(418)	+120.6%
Income Before Equity Interests	2,087	917	+127.6%
Share of net income of equity companies	132	149	-11.4%
Net Income	2,219	1,066	+108.2%
Net income attributable to noncontrolling interests	(53)	(53)	—
Net Income Attributable to Kimberly-Clark Corporation	$2,166	$1,013	+113.8%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$6.03	$2.78	+116.9%
Diluted	$5.99	$2.77	+116.2%

Cash Dividends Declared	$3.68	$3.52	+4.5%

Common shares outstanding	December 31
	2016	2015
Average diluted shares for twelve months ended	361.7	366.3

2016 Data is Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended December 31, 2016
	As Reported	Charges for 2014 Organization Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,866	$3	$2,863
Gross profit	1,678	(3)	1,681
Marketing, research and general expenses	821	17	804
Operating profit	839	(20)	859
Income before income taxes and equity interests	760	(20)	780
Provision for income taxes	(271)	5	(276)
Effective tax rate	35.7%	—	35.4%
Net income attributable to Kimberly-Clark Corporation	505	(15)	520
Diluted earnings per share(a)	1.40	(0.04)	1.45

	Three Months Ended December 31, 2015
	As Reported	Charges Related to Venezuelan Operations	Uncertain Tax Positions Adjustment	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$2,913	$—	$—	$—	$4	$6	$2,903
Gross profit	1,626	—	—	—	(4)	(6)	1,636
Marketing, research and general expenses	857	—	—	—	23	—	834
Other (income) and expense, net	139	108	—	8	—	—	23
Operating profit	630	(108)	—	(8)	(27)	(6)	779
Income before income taxes and equity interests	559	(108)	—	(8)	(27)	(6)	708
Provision for income taxes	(252)	6	(49)	3	5	—	(217)
Effective tax rate	45.1%	—	—	—	—	—	30.6%
Net income attributable to Kimberly-Clark Corporation	333	(102)	(49)	(5)	(22)	(6)	517
Diluted earnings per share(a)	0.91	(0.28)	(0.13)	(0.01)	(0.06)	(0.02)	1.42
(a) "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Twelve Months Ended December 31, 2016
	As Reported	Charges for 2014 Organization Restructuring	Adjustment Related to Venezuelan Operations	As Adjusted Non-GAAP
Cost of products sold	$11,551	$6	$—	$11,545
Gross profit	6,651	(6)	—	6,657
Marketing, research and general expenses	3,326	32	—	3,294
Other (income) and expense, net	8	(3)	(11)	22
Operating profit	3,317	(35)	11	3,341
Income before income taxes and equity interests	3,009	(35)	11	3,033
Provision for income taxes	(922)	8	—	(930)
Effective tax rate	30.6%	—	—	30.7%
Net income attributable to Kimberly-Clark Corporation	2,166	(27)	11	2,182
Diluted earnings per share	5.99	(0.07)	0.03	6.03

	Twelve Months Ended December 31, 2015
	As Reported	Charges Related to Venezuelan Operations	Uncertain Tax Positions Adjustment	Charges for Pension Settlements	Charges for 2014 Organization Restructuring	Charges for Turkey Restructuring	As Adjusted Non-GAAP
Cost of products sold	$11,967	$5	$—	$—	$23	$22	$11,917
Gross profit	6,624	(5)	—	—	(23)	(22)	6,674
Marketing, research and general expenses	3,443	—	—	—	40	1	3,402
Other (income) and expense, net	1,568	148	—	1,358	—	—	62
Operating profit	1,613	(153)	—	(1,358)	(63)	(23)	3,210
Income before income taxes and equity interests	1,335	(153)	—	(1,358)	(63)	(23)	2,932
Provision for income taxes	(418)	6	(49)	523	21	—	(919)
Effective tax rate	31.3%	—	—	—	—	—	31.3%
Net income attributable to Kimberly-Clark Corporation	1,013	(147)	(49)	(835)	(42)	(23)	2,109
Diluted earnings per share(a)	2.77	(0.40)	(0.13)	(2.28)	(0.11)	(0.06)	5.76

(a)    "As Adjusted Non-GAAP" does not equal "As Reported" plus "Charges" as a result of rounding.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	December 31
	2016	2015
ASSETS
Current Assets
Cash and cash equivalents	$923	$619
Accounts receivable, net	2,176	2,281
Inventories	1,679	1,909
Other current assets	337	617
Total Current Assets	5,115	5,426
Property, Plant and Equipment, Net	7,169	7,104
Investments in Equity Companies	257	247
Goodwill	1,480	1,446
Other Assets	581	619
TOTAL ASSETS	$14,602	$14,842

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,133	$1,669
Trade accounts payable	2,609	2,612
Accrued expenses	1,775	1,750
Dividends payable	329	318
Total Current Liabilities	5,846	6,349
Long-Term Debt	6,439	6,106
Noncurrent Employee Benefits	1,301	1,137
Deferred Income Taxes	532	766
Other Liabilities	309	380
Redeemable Preferred Securities of Subsidiaries	58	64
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	(102)	(174)
Noncontrolling Interests	219	214
Total Stockholders' Equity	117	40
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,602	$14,842

2016 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended December 31		Twelve Months Ended December 31
	2016	2015	2016	2015
Operating Activities
Net income	$518	$344	$2,219	$1,066
Depreciation and amortization	177	181	705	746
Stock-based compensation	13	7	77	75
Deferred income taxes	(2)	123	(15)	(255)
Equity companies' earnings (in excess of) less than dividends paid	27	28	(4)	(10)
Decrease (increase) in operating working capital	185	(129)	334	(445)
Postretirement benefits	(54)	(11)	(50)	930
Adjustments related to Venezuelan operations	—	108	(11)	153
Other	7	14	(23)	46
Cash Provided by Operations	871	665	3,232	2,306
Investing Activities
Capital spending	(189)	(258)	(771)	(1,056)
Proceeds from sales of investments	—	—	28	—
Investments in time deposits	(88)	(46)	(221)	(146)
Maturities of time deposits	124	64	188	164
Other	(3)	13	44	(12)
Cash Used for Investing	(156)	(227)	(732)	(1,050)
Financing Activities
Cash dividends paid	(330)	(320)	(1,311)	(1,272)
Change in short-term debt	(71)	412	(908)	303
Debt proceeds	3	3	1,293	1,100
Debt repayments	(2)	(204)	(598)	(553)
Proceeds from exercise of stock options	10	38	107	140
Acquisitions of common stock for the treasury	(227)	(358)	(739)	(861)
Shares purchased from noncontrolling interest	—	—	—	(151)
Other	(31)	(10)	(29)	(4)
Cash Used for Financing	(648)	(439)	(2,185)	(1,298)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(28)	(23)	(11)	(128)
Increase (Decrease) in Cash and Cash Equivalents	39	(24)	304	(170)
Cash and Cash Equivalents - Beginning of Period	884	643	619	789
Cash and Cash Equivalents - End of Period	$923	$619	$923	$619

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended December 31			Twelve Months Ended December 31
	2016	2015	Change	2016	2015	Change
NET SALES
Personal Care	$2,248	$2,233	+0.7%	$9,046	$9,204	-1.7%
Consumer Tissue	1,505	1,520	-1.0%	5,967	6,121	-2.5%
K-C Professional	779	776	+0.4%	3,150	3,219	-2.1%
Corporate & Other	12	10	N.M.	39	47	N.M.
TOTAL NET SALES	$4,544	$4,539	+0.1%	$18,202	$18,591	-2.1%

OPERATING PROFIT
Personal Care	$495	$473	+4.7%	$1,857	$1,885	-1.5%
Consumer Tissue	295	262	+12.6%	1,117	1,073	+4.1%
K-C Professional	146	157	-7.0%	603	590	+2.2%
Corporate & Other(a)	(79)	(123)	N.M.	(252)	(367)	N.M.
Other (income) and expense, net(a)	18	139	-87.1%	8	1,568	-99.5%
TOTAL OPERATING PROFIT	$839	$630	+33.2%	$3,317	$1,613	+105.6%

(a)	Segment Operating Profit excludes other (income) and expense, net and expenses not associated with the business segments, including charges as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended December 31, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency	Organic(b)
Personal Care	0.7	3	—	(1)	(1)	2
Consumer Tissue	(1.0)	—	—	—	(1)	—
K-C Professional	0.4	1	—	—	(1)	1
TOTAL CONSOLIDATED	0.1	2	—	(1)	(1)	1

	Twelve Months Ended December 31, 2016
	Total	Volume	Net Price	Mix/ Other(a)	Currency	Organic(b)
Personal Care	(1.7)	4	(1)	—	(5)	3
Consumer Tissue	(2.5)	—	—	(1)	(2)	—
K-C Professional	(2.1)	—	1	(1)	(2)	—
TOTAL CONSOLIDATED	(2.1)	2	—	—	(4)	2

(a) Mix/Other includes rounding.
(b) Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

Investor Relations contact:	Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact:	Bob Brand, 972-281-5335, bob.brand@kcc.com
[KMB-F]

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